***Text Omitted and Filed Separately
with the Securities and Exchange Commission.
Confidential Treatment Requested
Under 17 C.F.R. Sections 200.80(b)(4) and Rule 24b-2 of the
Securities Act of 1934, as amended.

Exhibit 10.8

SECOND AMENDMENT TO THE LICENSE AGREEMENT BETWEEN THE REGENTS OF THE UNIVERSITY OF CALIFORNIA AND CHROMADEX INC.

This second amendment (the “Second Amendment”), dated December 31st, 2015 (the “Effective Date”), is made by and between The Regents of the University of California (“The Regents”), a California corporation having its statewide administrative offices at 1111 Franklin Street, 12th Floor, Oakland, California 94607-5200, acting through the offices of The University of California, Irvine located at 5171 California Ave, Suite 150 CA 92697-7700 and ChromaDex Inc. (“Licensee”) having a principal place of business at 10005 Muirlands Blvd, Suite G, Irvine, CA 92618 and amends the license agreement with Licensee, dated September 8, 2011 with UC Agreement Control Number 2012-04-0120 (the “License Agreement”).

RECITALS

WHEREAS, the parties desire to amend the diligence items of the License Agreement;

NOW THEREFORE, in consideration of the foregoing premises and the mutual promises, covenants, and agreements hereinafter set forth, and notwithstanding any previous provisions in the License Agreement, all parties to this Second Amendment mutually agree to amend the License Agreement as follows:

1.
Amend Paragraph 10.7 of the License Agreement to reflect a new development schedule by replacing this paragraph in its entirety with the following:

“10.7 The Licensee, its Affiliates or Sublicensees will, or will cause a Third Party to develop a Non-Pharmaceutical Licensed Product according to the following development schedule:

10.7.1 Complete safety studies by December 31, 2015;
10.7.2 Complete efficacy studies no later than June 30, 2016;
10.7.3 Complete stability studies no later than June 30, 2016; and
10.7.4 Complete a first commercial sale by December 31, 2016.

The rights of The Regents detailed in Paragraph 10.4 and the rights of the Licensee in Paragraph 10.5 of this Agreement also apply to the diligence items in this Paragraph 10.7. Licensee will report to The Regents completion of the above events within thirty (30) days of their completion”

2. Amend Paragraph 6.2 of the License Agreement to update milestone payment deadlines by replacing this paragraph in its entirety with the following:

“6.2. For each Non-Pharmaceutical Licensed Product reaching the milestones indicated below, The Licensee must make the following milestone payments to The Regents. All amounts due under this section shall be paid within thirty (30) days of receipt of invoice from The Regents. Milestone payments are due from Licensee irrespective of whether the milestone listed below was reached by the Licensee itself, a third party acting on Licensee’s behalf, or by a Sublicensee or Affiliate.

i.
[…***…] Dollars ($[…***…]) due upon completion of safety studies.

ii.
[…***…] Dollars ($[…***…]) due upon completion of efficacy studies.

iii.
[…***…] Dollars ($[…***…]) due upon completion of stability studies.

iv.
[…***…] Dollars ($[…***…]) due upon the first commercial sale.

3.
All other terms and conditions of the License Agreement remain the same.

This Second Amendment may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  Facsimile, Portable Document Format (PDF) or photocopied signatures of the Parties will have the same legal validity as original signatures.

IN WITNESS WHEREOF, the parties have executed this First Amendment by their duly authorized representatives for good and valuable consideration.

CHROMADEX, INC.	THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

By: /s/ Troy Rhonemus Name: Troy Rhonemus Title: COO Date: 1/5/2016	By:/s/ Ronnie Hanecak Name: Ronnie Hanecak, PhD Title: Assistant Vice Chancellor Date: January 4, 2016

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